Exhibit 99.1

SHUAA Partners Acquisition Corp I Announces

Pricing of $100 Million Initial Public Offering

NEW YORK, March 2, 2022 /PRNewswire/ -- SHUAA Partners Acquisition Corp I (the “Company”) announced today that on March 1, 2022 it priced its initial public offering of 10,000,000 units at a price of $10.00 per unit. The units are expected to be listed on the NASDAQ Global Market (“Nasdaq”) and trade under the ticker symbol “SHUAU” beginning today. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants will be exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to trade on Nasdaq under the symbols “SHUA” and “SHUAW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to search for a target within the technology or tech-enabled financial services (“fintech”) sectors, across the high growth markets of the Middle East, North Africa, and Turkey region (collectively, “MENAT”). The search for a target will be tech-focused and sector-agnostic, allowing the Company to fundamentally leverage new and growing trends within the tech sector and access potential targets that are targeting key areas for change within traditional business sectors in the MENAT region.

BTIG, LLC is acting as sole book-running manager for the offering and I-Bankers Securities, Inc. is acting as co-manager. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained by contacting BTIG, LLC, 65 East 55th Street, New York, NY 10022, or by e-mail at ProspectusDelivery@btig.com.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 1, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Fawad Tariq Khan
Chief Executive Officer
projectspark@shuaa.com